Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Axonics Modulation Technologies, Inc.

Irvine, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated October 5, 2018, except for Note 12, as to which the date is October 22, 2018, relating to the consolidated financial statements of Axonics Modulation Technologies, Inc., which is contained in the Registration Statement on Form S-1 (No. 333-227732) filed on October 25, 2018.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-1 (No. 333-227732) that is incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

Costa Mesa, California

October 30, 2018